Exhibit 10.3

TAX RECEIVABLE AGREEMENT

between

EVE HOLDING, INC.

and

EMBRAER AIRCRAFT HOLDING, INC.

Dated as of May 9, 2022

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of May 9, 2022, and is between Eve Holding, Inc., a Delaware corporation (“PubCo” or the “Corporate Taxpayer”), and Embraer Aircraft Holding, Inc., a Delaware corporation (“Eagle US” ).

RECITALS

WHEREAS, as of immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (as defined below), Eagle US directly or indirectly held 100% of the limited liability company interests (the “Units”) of EVE UAM, LLC, a Delaware limited liability company (“Eve”), which is classified as a disregarded entity for U.S. federal income tax purposes;

WHEREAS pursuant to that certain Business Combination Agreement, dated as of December 21, 2021, by and among Embraer S.A. (“Eagle Brazil”), Eagle US, PubCo and Eve (the “Business Combination Agreement”), Eagle US contributed, as of the date hereof, 100% of the Units of Eve to PubCo (the “Contribution”);

WHEREAS, prior to the Contribution, Eagle Brazil and/or subsidiaries of Eagle Brazil contributed 100% of the units of Eve to Eagle US (the “Pre-Closing Restructuring”) in a transaction described in Section 1001 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), giving rise to the Basis Adjustments (as described below);

WHEREAS, the Contribution is intended to qualify either, (i) taken together with certain other transfers to PubCo, as a transaction described in Section 351 of the Code or (ii) as a transaction described in Section 1001 of the Code.

WHEREAS, As a result of the Pre-Closing Restructuring, the basis of assets held by Eve is adjusted to fair market value, for U.S. federal income tax purposes, giving rise to the Basis Adjustments (as described below);

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of PubCo may be affected by the Basis Adjustments (as defined below) and the Imputed Interest (as defined below);

WHEREAS, the Basis Adjustments are expected to result in Tax savings for PubCo; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of PubCo.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means the sum of (i) the actual liability for Taxes of PubCo as reported on its U.S. federal income Tax Return for a given Taxable Year and (ii) the product of the amount of the U.S. federal income or gain for such Taxable Year reported on the Corporate Taxpayer’s U.S. federal income Tax Return and the Blended Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” means an Amended Tax Benefit Schedule.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 1012 or 362 of the Code and comparable sections of state and local tax laws, as a result of (i) the Pre-Closing Restructuring, (ii) the entering into of this Agreement, and/or (iii) the payments made pursuant to this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the product of (a) PubCo’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which PubCo (or any of its Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state and local tax purposes) file income or franchise Tax Returns for the relevant Taxable Year and (b) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which PubCo or its applicable Subsidiaries file income or franchise Tax Returns for each such relevant Taxable Year.

“Board” means the Board of Directors of PubCo.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the consummation of any transaction resulting in the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of the PubCo or (b) a group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of the PubCo’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, other than such sale or other disposition by PubCo of all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale, lease or other disposition.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Closing Date” shall have the meaning set forth in the Business Combination Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year. The Realized Tax Benefit for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits which, for the avoidance of doubt, shall take into account any adjustments made pursuant to Section 2.2(b).

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of 6.5% or LIBOR plus 100 basis points.

“Expert” is defined in Section 7.9 of this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock of the Corporate Taxpayer is traded or quoted.

“Imputed Interest” in respect of Eagle US shall mean interest, if any, imputed under sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to PubCo’s payment obligations in respect of Eagle US under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period; provided, however, that in the event that LIBOR ceases to be published in accordance with the definition hereof, then, during any period, all references in this Agreement to LIBOR shall automatically and without further action by any party refer to the SOFR.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Non-Stepped-Up Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability for Taxes of the PubCo using the same methods, elections, conventions and similar practices used on the relevant Tax Return of PubCo, but (a) using the Non-Stepped-Up Tax Basis for the Taxable Year, (b) excluding any deduction attributable to Imputed Interest for the Taxable Year and (c) taking into account U.S. federal income tax benefit actually realized by PubCo, if any, with respect to state and local jurisdiction income taxes (with such benefit determined using the Non-Stepped-Up State/Local Tax Liability (rather than any amount for state or local tax liabilities)). For the avoidance of doubt, Non-Stepped-Up Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Basis Adjustment, Imputed Interest or any deduction in respect of the Non-Stepped-Up State/Local Tax Liability, as applicable.

“Non-Stepped-Up State/Local Tax Liability” means, with respect to any Taxable Year, the U.S. federal taxable income determined in connection with calculating the Non-Stepped-Up Federal Tax Liability for such Taxable Year (determined without regard to clause (c) thereof) multiplied by the Blended Rate for such Taxable Year.

“Non-Stepped-Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made and assuming that the Tax basis of any Reference Asset (other than cash or cash equivalents) of Eve immediately prior to the Pre-Closing Reorganization is zero.

“Non-Stepped-Up Tax Liability” means, with respect to any Taxable Year, the Non-Stepped-Up Federal Tax Liability for such Taxable Year, plus the Non-Stepped-Up State/Local Tax Liability for such Taxable Year.

“Objection Notice” has the meaning set forth in Section 2.2(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means Eagle Brazil and its Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PubCo” is defined in the Recitals of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped-Up Tax Liability over the Actual Tax Liability of PubCo. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.2(a) of this Agreement.

“Reference Asset” means an asset that is held by Eve, or by any of its direct or indirect Subsidiaries treated as a partnership, disregarded entity or grantor trust (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships, disregarded entities or grantor trusts) for purposes of the applicable Tax, at the time of the Pre-Closing Restructuring. A Reference Asset also includes (i) assets that Eve or any of its direct or indirect Subsidiaries treated as a partnership, disregarded entity or grantor trust (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships, disregarded entities or grantor trusts) is considered to own for U.S. federal income tax purposes, including licenses treated as property for U.S. federal income tax purposes, and (ii) any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt and without limitation, an asset will be treated as “held by” an applicable entity that is a disregarded entity for U.S. federal income tax purposes and such entity will be “considered to own for U.S. federal income tax purposes” an asset, if the sole owner of such entity would be treated as owning such asset, for U.S. federal income tax purposes, by virtue of its ownership of such entity.

“Schedule” means any of the following: (i) a Tax Benefit Schedule; or (ii) the Early Termination Schedule.

“SOFR” means the Secured Overnight Financing Rate as provided by the Federal Reserve Bank of New York (the “New York Federal Reserve”), as the administrator of such rate (or a successor administrator), on the New York Federal Reserve’s website.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.1 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Sharing Agreement” means the agreement between the Corporate Taxpayer and Eagle US entered into or to be entered into in the event the Corporate Taxpayer and Eagle US are included in an affiliated group of corporations filing a consolidated U.S. federal income tax return, substantially in the form attached to the Shareholders Agreement between Eagle US and the Corporate Taxpayer.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Uncompensated TSA Tax Benefit Register” means the amount remaining in the “Cumulative Tax Benefit Register,” as defined in the Tax Sharing Agreement, following the Corporate Taxpayer ceasing to be a member of all affiliated or consolidated groups of corporations that file consolidated income tax returns pursuant to Sections 1501 et seq. of the Code and any corresponding provisions of state or local law of which Eagle US is also a member, as reported pursuant to Section 4(e) of the Tax Sharing Agreement, which amount has not been applied to reduce a payment required to be made by the Corporate Taxpayer to Eagle US pursuant to the Tax Sharing Agreement. Principles similar to Section 5 of the Tax Sharing Agreement shall apply to adjust the amount remaining in the Uncompensated TSA Tax Benefit Register as a result of any Redetermination (as defined in the Tax Sharing Agreement) described in Section 5 of the Tax Sharing Agreement. For the avoidance of doubt, the amount in the Uncompensated TSA Tax Benefit Register shall be zero for any period during which the Corporate Taxpayer is a member of an affiliated or consolidated group of corporations that files a consolidated income tax return of which Eagle US is the common parent or a member. For the avoidance of doubt, the amount in the Uncompensated TSA Tax Benefit Register shall be reduced by any amount which is applied to offset a payment obligation pursuant to this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date or the date when a Change of Control occurs (in either case, the “Valuation Date”), the assumptions that in each Taxable Year ending on or after such Valuation Date, (1) PubCo will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any (a) loss carryovers generated by deductions arising from Basis Adjustments or Imputed Interest that are available as of the Valuation Date will be used by PubCo on a pro rata basis from the date of such Valuation Date through the scheduled expiration date under applicable Tax law of such loss carryovers (or, if such loss carryovers will not expire, the fifteenth (15th) anniversary of the Valuation Date), (3) the U.S. federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Valuation Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year, (4) any non-amortizable Reference Assets (other than stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Basis Adjustment and any cash equivalents will be disposed of twelve (12) months following the Valuation Date; provided that in the event of a Change of Control that includes the taxable disposition of any non-amortizable assets, such non-amortizable assets shall be deemed disposed of at the time of such disposition in the Change of Control (if earlier than such fifteenth (15th) anniversary or twelve (12) month period), and (5) payments required to be made during such Taxable Year will be deemed made on the due date (including extensions) under applicable law for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents, agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (with extensions) of the U.S. federal income tax return of PubCo for any Taxable Year in which there is a Realized Tax Benefit, PubCo shall provide to Eagle US a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b) (subject to the procedures set forth in Section 2.2(b)).

(b) Applicable Principles. The Realized Tax Benefit for each Taxable Year is intended to measure the decrease in the Actual Tax Liability of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the Actual Tax Liability of the Corporate Taxpayer will take into account any items attributable to the Basis Adjustments and the Imputed Interest (and any carryovers and carrybacks attributable thereto), subject to the rules of the Code and the Treasury Regulations or appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of such items. Such Basis Adjustments and Imputed Interest (and carryovers and carrybacks attributable thereto) shall be taken into account by the Corporate Taxpayer after taking into account the Tax assets and attributes available for use in the applicable Taxable Year (including, without limitation, any deductions, credits, carryovers and carrybacks or other similar Tax assets and attributes) not attributable to the Basis Adjustments or Imputed Interest.

Section 2.2 Procedures, Amendments.

(a) Procedure. Every time the Eagle US or PubCo delivers to the other Party, an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), and any Early Termination Schedule or amended Early Termination Schedule, the delivering party shall also (x) deliver to the recipient party supporting schedules and work papers, as determined by the delivering party or as reasonably requested by the recipient party providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the recipient party reasonable access at no cost to the appropriate representatives at the delivering party, as determined by the delivering party or as reasonably requested by the recipient party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, PubCo shall ensure that any Tax Benefit Schedule that is delivered to Eagle US along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of PubCo and the Non-Stepped-Up Tax Liability, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless recipient Party, (i) within thirty (30) calendar days from such date provides the delivering party with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the delivering party. If Pubco and Eagle US for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the delivering party of an Objection Notice, Pubco and Eagle US, shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Eagle US, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Tax Benefit Schedule”). The Corporate Taxpayer shall provide an Amended Tax Benefit Schedule to Eagle US within sixty (60) calendar days of the occurrence of a material event referenced in clauses (i) through (v) of the first sentence of this paragraph. In the event a Tax Benefit Schedule is amended after such Tax Benefit Schedule becomes final pursuant to Section 2.2(a) or, if applicable, Section 7.9, (A) the Amended Tax Benefit Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Tax Benefit Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to Eagle US becomes final in accordance with Section 2.2(a), or, if applicable, Section 7.9, PubCo shall pay to Eagle US

(i) the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by Eagle US to PubCo or as otherwise agreed by PubCo and Eagle US. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b) A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the Contribution, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 75% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return of PubCo with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to Eagle US, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.2(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Overpayments. To the extent the Corporate Taxpayer makes a payment to Eagle US in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to Eagle US in respect of such Taxable Year under the terms of this Agreement, then Eagle US shall not receive further payments under Section 3.1(a) until Eagle US has foregone an amount of payments equal to such excess.

Section 3.4 Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control, all Tax Benefit Payments made or required to be made after the date of the Change of Control shall be calculated by using Valuation Assumptions (1), (2) and (4).

Section 3.5 Uncompensated TSA Tax Benefit Register Offset. In the event the amount in the Uncompensated TSA Tax Benefit Register is greater than zero as of the date of any Tax Benefit Payment, at the Company’s election, amounts payable by the Company pursuant to Section 3.1 or Section 4.3, as applicable, may reduce the amount in the Uncompensated TSA Tax Benefit Register (but not below zero). Any reduction in the amount of the Uncompensated TSA Tax Benefit Register pursuant to the preceding sentence shall be treated, for purposes of this Agreement, as a payment in like amount by the Corporate Taxpayer to Eagle US pursuant to Section 3.1 or Section 4.3, as applicable. For the avoidance of doubt, no payment shall be required to be made from Eagle US to the Corporate Taxpayer on account of any amount in the Uncompensated TSA Tax Benefit Register.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) With the written approval of the majority of the Independent Directors of the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to Eagle US at any time by paying to Eagle

US the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of such Early Termination Payment by Eagle US, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of such Early Termination Payment by the Corporate Taxpayer, neither Eagle US nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (1) Tax Benefit Payment due and payable to Eagle US and that remains unpaid as of the date the Early Termination Notice is delivered, (2) Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (3) Tax Benefit Payment due to such Counterparty for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) or clause (3) is included in such Early Termination Payment or is included in clause (1)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate.

(b) In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (except for all or a portion of such payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) or failure to honor any other material obligation required hereunder to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from Eagle US or by operation of law as a result of the rejection of this Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise or (2) (A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) days, then all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (I) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (II) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such breach, as applicable, (III) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (IV) any Tax Benefit Payment in respect of any Counterparty due for the Taxable Year ending with or including the date of such breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches its material obligations under this Agreement, each Counterparty shall be entitled to elect to receive the amounts set forth in clauses (I), (II), (III) and (IV) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to Eagle US a notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to Eagle US. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Eagle US is treated as having received such Schedule or amendment thereto under Section 7.1 unless Eagle US, (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and Eagle US, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and Eagle US, shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to Eagle US an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by Eagle US, or as otherwise agreed by the Corporate Taxpayer and Eagle US.

(b) The “Early Termination Payment” in respect of Eagle US shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of Eagle US, that would be required to be paid by the Corporate Taxpayer beginning from the applicable Early Termination Date (but which have not been previously paid as of such date) and assuming that (i) the Valuation Assumptions are applied and (ii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to Eagle US under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right to any principal, interest or other amounts due and payable in respect of any principal, interest or other amounts due and payable in respect of any future Tax receivable or other similar agreement entered into by the Corporate Taxpayer (“Other Tax Receivable Obligation”), and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. The Corporate Taxpayer shall use reasonable best efforts to ensure that the terms of agreements governing any Senior Obligations expressly permit the payment of amounts hereunder by the Corporate Taxpayer. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing any Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of Eagle US and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to Eagle US when due under the terms of this

Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, in the Tax Sharing Agreement, or in any other agreement between the Corporate Taxpayer, on one hand, and Eagle US or any Affiliate of Eagle US on the other hand, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer (i) agrees to treat the entering into of this Agreement and the receipt of payments hereunder, for U.S. federal income tax purposes, in the manner designated by Eagle US in writing, within thirty (30) days after the Closing Date and (ii) shall notify Eagle US of, and keep Eagle US reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of Eagle US under this Agreement, and (x) shall provide to Eagle US reasonable opportunity to provide information and other input to the Corporate Taxpayer and its advisors concerning the conduct of any such portion of such audit and (y) Eagle US shall have the right to participate in and monitor at its own expense any such portion of any such audit, provided, however, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to Taxes that is reasonably expected to materially adversely affect Eagle US’s rights or obligations under this Agreement without the prior written consent of Eagle US, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Consistency. PubCo and Eagle US agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement (including, for the avoidance of doubt, with respect to the treatment of the entering into of this Agreement and the receipt of payments hereunder, as specified pursuant to Section 6.1), and, to the extent not inconsistent with the foregoing, as specified by Eagle US unless otherwise required by law. The Corporate Taxpayer shall (and shall cause its other Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of Eagle US under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Eagle US shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse Eagle US for any reasonable and documented out-of-pocket third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to PubCo, to:

Eve Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:       Flávia Pavie

Email:            fpavie@eveairmobility.com

If to Eagle US, to:

Embraer Aircraft Holding, Inc.

c/o Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:       Fabiana Klajner Leschziner

Email:            fabiana.leschziner@embraer.com.br

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:       Paul T. Schnell

Thomas W. Greenberg

Email:            Paul.Schnell@skadden.com

Thomas.Greenberg@skadden.com

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Without obtaining the consent of PubCo, Eagle US may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to PubCo, agreeing to become a party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Eagle US and PubCo. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Jurisdiction and Governing Law. Sections 10.9 and 10.16 of the Business Combination Agreement shall apply mutatis mutandis to the Parties to this Agreement as if set forth herein.

Section 7.9 Reconciliation. In the event that PubCo and Eagle US are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this Agreement, the matters governed by Sections 2.2 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless PubCo and Eagle US agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or Eagle US, or other actual or potential conflict of interest. If PubCo and Eagle US, are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and Eagle US, shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the position of Eagle US, in which case PubCo shall reimburse Eagle US for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts PubCo’s position, in which case Eagle US shall reimburse PubCo for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on PubCo and Eagle US and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The parties hereto agree that, under applicable Law currently in effect as of the date of this Agreement, if Eagle US provides a properly completed IRS Form W-9, no amounts are required to be withheld under the Code or any provision of state, local or foreign Tax law, from any amounts payable in cash or otherwise pursuant to this Agreement to Eagle US and no amounts will be withheld unless otherwise required pursuant to a change in applicable Law after the date of this Agreement. In the event the Corporate Taxpayer becomes aware of any amounts that are or may be required to be withheld from a payment hereunder, the Corporate Taxpayer shall use commercially reasonable efforts to promptly inform Eagle US of such potential requirement and shall provide Eagle US with the opportunity to contest the application of such withholding or otherwise establish an exemption, in each case, prior to withholding from any payments hereunder. The parties hereto shall cooperate in good faith to eliminate or reduce any deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) as reasonably requested by the relevant party.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state or local law (other than an affiliated or consolidated group of corporations of which Eagle US is the common parent or a member), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole, to the extent the income and loss of the Corporate Taxpayer are reflected on the consolidated income tax return of the common parent of such group; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole, to the extent the income and loss of the Corporate Taxpayer are reflected on the consolidated income tax return of the common parent of such group. To the extent the Corporate Taxpayer is a member of an affiliated or consolidated group of corporations that files a consolidated income tax return of which Eagle US is the common parent or a member, the Realized Tax Benefit of the Corporate Taxpayer shall be calculated without taking into account Taxes (or any reduction in Taxes) of the common parent of such group attributable to income or deductions of the Corporate Taxpayer that are reflected on the consolidated income tax return of the common parent of such group.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to section 1501 of the Code or any corresponding provisions of state, local or foreign law (including as a result of any series of transactions or acts), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the contributed asset. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit for such Taxable Year based on the income, gain or loss of the Corporate Taxpayer using the Non-Stepped-Up Tax Basis of the Reference Assets in calculating its Non-Stepped-Up Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating the Actual Tax Liability, determined using the “with and without” methodology. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes all such actions to ensure that the amount to be received by Eagle US hereunder and the timing of the receipt of such payments, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to Eagle US), would be the same amount and at the same time as if such transfer described in the first sentence of this Section 7.11(b) did not occur, then this Section 7.11(b) shall not apply with respect to such transfer. Additionally, this Section 7.11(b) shall not apply with respect to any transfer of one or more Reference Assets if a majority of the Independent Directors shall have affirmatively voted to disapprove such transfer.

Section 7.12 Confidentiality.

(a) The Corporate Taxpayer and Eagle US and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer and Eagle US is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates or Eagle US, as required by law or legal process (including filing a copy of this Agreement as an exhibit to filings made with the Securities and Exchange Commission) or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors and Eagle US and its Affiliates and successors learned as the case may be, heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of any party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, PubCo and Eagle US (and each employee, representative or other agent of such party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure PubCo, Eagle US, and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(b) If Eagle US, PubCo, or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Eagle US or PubCo, as the case may be, shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to PubCo or Eagle US, as the case may be and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

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IN WITNESS WHEREOF, the Corporate Taxpayer, and Eagle US have duly executed this Agreement as of the date first written above.

Corporate Taxpayer:

EVE HOLDING, INC.

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	Co-Chief Executive Officer

By:	/s/ Gerard J. DeMuro
Name:	Gerard J. DeMuro
Title:	Co-Chief Executive Officer

Eagle US:

EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ Gary Kretz
Name:	Gary Kretz
Title:	Officer

By:	/s/ Michael Klevens
Name:	Michael Klevens
Title:	Officer

[Signature Page to Tax Receivable Agreement]